UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT: October 13, 2011
DATE OF EARLIEST EVENT REPORTED: October 7, 2011

000-53725
(Commission file number)

 Blast Energy Services, Inc.
(Exact name of registrant as specified in its charter)

Texas	22-3755993
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14550 Torrey Chase Blvd, Suite 330
Houston, Texas 77014
(Address of principal executive offices)

(281) 453-2888
(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINATIVE AGREEMENT

On February 24, 2011, the Blast Energy Services, Inc., a Texas corporation (the “Company” or Blast”) and a third party lender (the “Lender”) entered into that certain Note Purchase Agreement that included a warrant to purchase 12,000,000 shares of the Company’s common stock, par value $0.001 per share of the Company (the “Warrant”).  This Warrant was reported on Current Report on Form 8-K filed with the Commission on March 2, 2011.  The Warrant has a term of two years, and provides for cashless exercise rights in the event the shares of common stock issuable upon exercise of the Warrant are not registered with the Commission. The Warrant further contained various anti-dilution protections and had an exercise price equal to the weighted average of the trading price of Blast’s common stock over the ten day period prior to the grant date.

On October 7, 2011, the Company and the Lender amended the Warrant in exchange for certain mutual promises and covenants and for consideration of $30,000 paid by the Lender to the Company.  The amendments included that the exercise price shall hereafter be $0.01 per share, and may be further reduced with the previous anti-dilutive protective provisions, but in any event shall not be greater than $0.01 per share, unless certain events occur, including the merger of the company with an operating company (a “Merger Event”).  Further, in the event a Merger Event occurs, the Lender has waived its price-based anti-dilution protection (if Company sells its securities lower than the exercise price of the warrants) and anti-dilution protection for compensatory issuances (in amounts in excess of 7,000,000 shares of Common Stock).

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

None

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Blast Energy Services, Inc.

By:	/s/ Michael L. Peterson
Michael L. Peterson
Interim President and CEO

Date: October 13, 2011